Exhibit 99.2

NSTAR

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended
(in millions, except earnings per share)	September 30,
	2006	2005

Operating revenues	$956.3	$858.5

Operating expenses:
Purchased power, cost of gas and energy efficiency programs	568.4	480.9
Operations and maintenance	108.0	104.8
Depreciation and amortization	87.8	85.7
Taxes	70.8	67.6
Total operating expenses	835.0	739.0

Operating income	121.3	119.5

Financing costs and other income and deductions, net	(44.6)	(41.5)

Net income	$76.7	$78.0

Earnings per common share:
Basic	$0.72	$0.73
Diluted	$0.72	$0.72

NSTAR

Condensed Consolidated Balance Sheets

(in millions)	September 30,	December 31,
	2006	2005
	(Unaudited)
Assets
Property, plant and equipment, net	$4,026.8	$3,840.0
Investments	78.6	77.1
Current assets	958.8	1,036.3
Regulatory assets	2,074.2	2,266.4
Other deferred debits	524.8	425.8
Total assets	$7,663.2	$7,645.6

Capitalization and Liabilities
Common equity	$1,583.5	$1,535.0
Long-term debt and preferred stock	2,404.5	2,445.4
Current liabilities	1,230.8	1,169.5
Deferred taxes and unamortized investment tax credits	1,255.2	1,273.4
Other deferred credits	1,189.2	1,222.3
Total capitalization and liabilities	$7,663.2	$7,645.6

NSTAR

Energy Sales - Three Month Periods Ended September 30,

Retail Electric Sales - gWh

			%
	2006	2005	Change
Residential	1,833	1,948	(5.9)
Commercial	3,619	3,688	(1.9)
Industrial and streetlighting	455	472	(3.6)
Total	5,907	6,108	(3.3)

Firm Gas Sales and Transportation - BBTU

			%
	2006	2005	Change
Residential	1,454	1,427	1.9
Commercial and other	1,899	1,721	10.3
Industrial	840	859	(2.2)
Total	4,193	4,007	4.6